Exhibit 10.3
KEYCORP
AWARD OF RESTRICTED STOCK
<<First>> <<Middle>> <<Last>>
     By action of the Compensation Committee (“Committee”) of the Board of Directors of KeyCorp, taken pursuant to the KeyCorp Amended and Restated 1991 Equity Compensation Plan (“Plan”) on January 16, 2003, you have been awarded <<Restricted_Shares>> shares of Restricted Stock. (Unless otherwise indicated, the capitalized terms used herein shall have the same meaning as set forth in the Plan.)
     1. One-half of the Restricted Stock (“the Time Lapse Restricted Shares”) may not be sold, transferred, otherwise disposed of, pledged or otherwise hypothecated until the earlier of the following:
a)	December 31, 2005; or

b)	the date not more than two years on or after a Change of Control upon which your employment terminates under circumstances entitling you to receive severance benefits or salary continuation benefits under KeyCorp Separation Pay Plan or under any employment or change of control or similar arrangement or agreement.
     2. The remaining one-half of the Restricted Stock (“the Performance Accelerated Restricted Shares”) may not be sold, transferred, otherwise disposed of, pledged, or otherwise hypothecated until the earliest of the following shall occur:
a)	December 31, 2009;

b)	the percentage increase in KeyCorp’s average daily stock price plus dividends for the years 2003 through 2005 exceeds the percentage increase in the average daily stock price plus dividends of the median of the banks which comprise the Standard & Poor’s Regional Bank Index (If at any time the Standard & Poor’s Regional Bank Index ceases to be published or is altered in such manner as to make its use as a comparative reference inappropriate, as determined by the Committee in its sole discretion, then the Committee shall (i) select such other index as is then available that the Committee deems most appropriate to use as a substitute for the Standard & Poor’s Regional Bank Index and (ii) decide whether to use that other index to determine whether the condition of this paragraph has been met); or

c)	the first day on which a Change of Control occurs on or before December 31, 2005.

     3. If you shall die or become Disabled prior to the lapse of the restrictions on the Time Lapse Restricted Shares, then a pro rata number of the Time Lapse Restricted Shares shall be retained by you or your estate and become freely transferable upon death or Disability but the remainder shall immediately be forfeited upon your death or Disability, as the case may be.
     4. The restrictions shall lapse upon a pro rata number of the Time Lapse Restricted Shares when you have been continuously employed by KeyCorp and reach age 65 and each year thereafter that you remain employed by KeyCorp on your birthday the restrictions shall lapse on the lesser of an additional one-third of the Time Lapse Restricted Shares or the number of Time Lapse Restricted Shares remaining in your award.
     5. The Time Lapse Restricted Shares shall immediately be forfeited if you retire between the ages of 55 and 65 prior to the lapse of the restrictions; provided, however, that the Committee may in its sole discretion determine that a pro rata number of the Time Lapse Restricted Shares shall be retained by you and become freely transferable upon retirement but that the remainder shall immediately be forfeited upon your retirement.
     6. If you retire at age 65 or older, die or become Disabled prior to the lapse of the restrictions on the Performance Accelerated Restricted Shares and such shares thereafter cease to be restricted because of the performance of KeyCorp’s average daily stock price plus dividends, then a pro rata number of the Performance Accelerated Restricted Shares shall be retained by you or your estate and become freely transferable if and when the restrictions lapse because of the performance of KeyCorp’s average daily stock price plus dividends but the remainder shall immediately be forfeited upon your retirement, death, or Disability, as the case may be, and if the restrictions do not lapse as a result of performance of KeyCorp’s average daily stock price plus dividends, the pro rata number of Performance Accelerated Restricted Shares retained by you or your estate shall be forfeited on December 31, 2005.
     7. The Performance Accelerated Restricted Shares shall be forfeited if you retire between the ages of 55 and 65 prior to the lapse of the restrictions; provided, however, that the Committee may in its sole discretion determine that a pro rata number of shares shall be retained by you and become freely transferable if and when the performance of KeyCorp’s average daily stock price plus dividends meets the requirements of this Agreement but that the remainder of the shares shall immediately be forfeited upon your retirement, and if the restrictions do not lapse as a result of performance of KeyCorp’s average daily stock price plus dividends, the pro rata number of Performance Accelerated Restricted Shares retained by you shall be forfeited on December 31, 2005.
     8. For purposes of this Agreement, the pro rata number of shares of Restricted Stock granted to you shall be based on a fraction the numerator of which is the number of months beginning in January 2003 that are completed prior to your change of status and the denominator of which is 36.
     9. The Restricted Stock shall be immediately forfeited if your employment with KeyCorp terminates prior to the date of the lapse of the restrictions as set forth earlier in this

Agreement unless your employment terminates because of death, Disability, or retirement (in which case the specific provisions set forth earlier in this Agreement shall apply).
     10. The Restricted Stock upon which the restrictions have lapsed nevertheless may not be sold or otherwise transferred until and unless you meet KeyCorp’s Stock Ownership Guidelines or terminate your employment with KeyCorp; provided, however, that notwithstanding the foregoing you shall be permitted to sell the number of shares necessary to satisfy any withholding tax obligation that may arise in connection with the lapse of any restriction on the Restricted Stock.
     11. If the lapse of the restrictions on the Restricted Stock would result in compensation to you that if earned would not be deductible by KeyCorp by reason of the disallowance rules of Section 162(m) of the Internal Revenue Code but would be deductible if deferred until a later year, then the Committee in its sole discretion may require that all or a portion of the Restricted Stock shall be exchanged for an award of equal value which shall be deferred into and remain in the KeyCorp Deferred Compensation Plan (“Deferred Plan”) Common Stock Account pursuant to the provisions of the Deferred Plan; provided that if the Committee shall not require a deferral pursuant to this paragraph, then any provision in any KeyCorp Plan, Employment Agreement, or similar agreement or arrangement requiring a deferral by you because of Section 162(m) shall be deemed waived by KeyCorp with respect to the Restricted Stock.
     12. You may elect to exchange Restricted Stock for an award of equal value which shall be deferred into the Deferred Plan Common Stock Account; provided, however, that such election shall be made at least one year prior to the lapse of the restrictions upon the Restricted Stock and provided further that the deferred award may not be transferred to another account in the Deferred Plan.
     13. The Committee reserves the right to (at any time and from time to time) make adjustments in or alter the performance criteria (i.e., daily average stock price performance) set forth in this Agreement, in the Committee’s sole discretion, to take into account changed circumstances which, in the Committee’s judgment, make the performance criteria inapplicable, inappropriate, or otherwise undesirable. Consistent with the provisions of the Plan, the determination by the Committee as to whether the performance criteria have been satisfied or should be adjusted or altered shall be final and conclusive.
     14. If you are an officer for purposes of Section 16 of the Securities Exchange Act of 1934, you shall be permitted to satisfy, in whole or in part, any withholding tax obligation that may arise in connection with the lapse of any restriction on the Restricted Stock by delivering to KeyCorp in Common Shares an amount equal to the withholding tax obligation arising with respect to such lapse.
     15. Notwithstanding any other provisions of this Agreement, if you engage in any “harmful activity” (as defined in Section 16 of the Plan) prior to or within six months after the termination of your employment with KeyCorp, then any and all shares of Restricted Stock which have vested on or after one year prior to termination of employment shall be immediately forfeited to KeyCorp and the sales price realized upon the sale of any such shares of Restricted Stock by you shall inure to and be payable to KeyCorp upon demand.
     16. The provisions of Section 11 of the Plan entitled “Acceleration upon Change of Control” shall not apply to the Time Lapse Restricted Shares at any time and shall not apply to the Performance Accelerated Restricted Shares after December 31, 2005.
January 16, 2003

/s/ Thomas E. Helfrich
Thomas E. Helfrich
Executive Vice President

ACCEPTANCE OF RESTRICTED STOCK AWARD
I acknowledge receipt of the above award and in consideration thereof I accept such award subject to the terms and conditions of the Plan (including, without limitation, the Harmful Activity provisions thereof) and the restrictions upon me as set forth hereinafter.
My agreement to the following restrictions is (i) in addition to (and not in limitation of) any other agreements, plans, policies, or practices that are applicable to me as a KeyCorp or Subsidiary (collectively “Key”) employee, and (ii) independent of any Plan provisions.
     1. I recognize the importance of preserving the confidentiality of Non-Public Information of Key. Therefore, I acknowledge and agree that: (a) during my employment with Key, I will acquire, reproduce, and use such Non-Public Information only to the extent reasonably necessary for the proper performance of my duties; (b) during and after my employment with Key, I will not use, publish, sell, trade or otherwise disclose such Non-Public Information; and (c) upon termination of my employment with Key, I will immediately return to Key all documents, data, and things in my possession or to which I have access that involve such Non-Public Information. I agree to sign nondisclosure agreements in favor of Key and others doing business with Key with whom Key has a confidential relationship.
     2. I acknowledge and agree that the duties of my position at Key may include the development of Intellectual Property. Accordingly, any Intellectual Property which I create with any of Key’s resources or assistance, in whole or in part, during my employment with Key, and which pertains to the business of Key, is the property of Key; and I hereby agree to and do assign to Key all right, title, and interest in and to such Intellectual Property, including, without limitation, copyrights, trademarks, service marks, and patents in or to (or associated with) such Intellectual Property and agree to sign patent applications and assignments thereof, without additional compensation.
     3. Except in the proper performance of my duties for Key, I acknowledge and agree that from the date hereof through a period of one (1) year after the termination of my employment with Key for any reason, I will not, directly or indirectly, for myself or on behalf of any other person or entity, hire or solicit or entice for employment any Key employee without the written consent of Key, which consent it may grant or withhold in its discretion.
     4. Except in the proper performance of my duties for Key, I acknowledge and agree that from the date hereof through a period of one (1) year after the termination of my employment with Key for any reason, I will not, directly or indirectly, for myself or on behalf of any other person or entity, call upon, solicit, or do business with (other than for a business which does not compete with any business or business activity conducted by Key) any Key customer or potential customer I interacted with, became acquainted with, or learned of through access to information while I performed services for Key during my employment with Key, without the written consent of Key, which consent it may grant or withhold in its discretion.
     5. In the event a court of competent jurisdiction determines that any of the restrictions contained in the above numbered paragraphs are excessive because of duration or scope or are otherwise unenforceable, the provisions hereof shall not be void but, with respect to such limitations held to be excessive, they shall be modified to incorporate the maximum limitations such court will permit, not exceeding the limitations contained herein. In the event I engage in any activity in violation hereof, I acknowledge that such activity may cause serious damage and irreparable injury to Key, which will permit Key to terminate my employment (if applicable) and seek monetary damages, and Key shall also be entitled to injunctive, equitable, and other relief. I acknowledge and agree that the validity, interpretation, and performance of this Agreement shall be construed under the laws of Ohio.
BY SIGNING THIS ACCEPTANCE OF RESTRICTED STOCK AWARD, YOU ACKNOWLEDGE THAT YOU HAVE HAD AMPLE OPPORTUNITY TO READ THIS AGREEMENT AND THE PLAN, MAKE A DILIGENT INQUIRY, ASK QUESTIONS, AND CONSULT WITH YOUR ATTORNEY IF YOU CHOSE TO DO SO.

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